Exhibit 5.1

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December 16, 2004

Golfsmith International Holdings, Inc.
11000 N. IH-5
Austin, Texas 78753-3195

Re: Golfsmith International Holdings, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Golfsmith International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,850,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued pursuant to the Golfsmith International Holdings, Inc. 2002 Incentive Stock Plan (the “Plan”).

     As such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

     For purposes of the opinion set forth in clause (ii) below, we have assumed the following: (1) the Shares that may be issued under the Plan upon exercise of options issued under the Plan will continue to be duly authorized on the dates of such issuance and (2) on the date on which any option is exercised, such option will have been duly executed, issued and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

     This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

Golfsmith International Holdings, Inc.
December 16, 2004

     (i) The Shares are duly authorized.

     (ii) When the Shares are issued under the Plan and upon exercise of options issued under the Plan against payment therefor as provided in the Plan, such Shares will be validly issued, fully paid and non-assessable.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur, which could affect the opinions contained herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP